NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Announces Final Voting Results

Agrium Shareholders Re-elect all 12 Incumbent Nominees to Agrium’s Board

April 12, 2013 – CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) today announced the final director election results from its 2013 annual meeting of shareholders held on April 9, 2013. As previously announced, shareholders re-elected all twelve incumbent directors nominated by Agrium. The results of the director election are as follows:

DIRECTOR	FOR	WITHHELD
Management Nominees
(a) David C. Everitt	100,622,346	13,960,364
(b) Russell K. Girling	100,365,740	14,217,405
(c) Susan A. Henry	59,888,147	1,529,156
(d) Russell J. Horner	60,251,090	1,166,283
(e) David J. Lesar	100,343,257	14,240,006
(f) John E. Lowe	100,587,280	13,995,749
(g) A. Anne McLellan	100,571,841	14,011,343
(h) Derek G. Pannell	60,433,897	983,463
(i) Frank W. Proto	60,131,294	1,285,715
(j) Mayo M. Schmidt	60,254,386	1,163,066
(k) Michael M. Wilson	100,268,240	14,315,149
(l) Victor J. Zaleschuk	100,477,496	14,105,426
Dissident Nominees
(m) David Bullock	45,421,711	7,740,511
(n) Stephen Clark	32,977,777	20,180,516
(o) Mitchell Jacobson	33,090,635	20,070,388
(p) Barry Rosenstein	52,373,122	1,249,157
(q) The Hon. Lyle Vanclief	22,319,965	30,838,863

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

FOR FURTHER INFORMATION:

Agrium Investor Relations

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761

Agrium Investor Relations

13131 Lake Fraser Dr. SE

Calgary, Alberta

Canada T2J 7E8

Contact us at: www.agrium.com

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